EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between Onto Innovation, Inc., a Delaware corporation (“Company”) and Brian Roberts (“Executive”) and is effective on June 16, 2025 (“Effective Date”).

WHEREAS, the Company wishes to employ Executive as its Chief Financial Officer (“CFO”) beginning on the Effective Date; and

WHEREAS, Executive desires to commence employment with the Company as its CFO on the Effective Date.

NOW, THEREFORE, in consideration of the Company’s continued employment of Executive and the mutual covenants and agreements set forth herein, the Company and Executive hereby enter into this Agreement.

1.
Employment. As of the Effective Date, the Company agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.
2.
Term of Employment. The period of Executive’s employment under this Agreement shall begin on the Effective Date and shall continue through September 2, 2026 unless terminated by Executive or the Company in accordance with Section 5. As used in this Agreement, “Employment Term” refers to Executive’s period of employment from the Effective Date until the “Termination Date” as defined in Section 5 below. The Employment Term shall automatically renew for a successive one (1) year term ending on September 2nd of the applicable year , unless at least ninety (90) days prior to the end of the current term, either party delivers written notice to the other party that it has elected not to so extend the term. Notwithstanding the foregoing, Executive’s employment may be terminated at will by either Executive or the Company at such times and in such manner as provided in this Agreement.
3.
Duties.
(a)
Subject to the terms of this Agreement, during the Employment Term, Executive shall serve as CFO of the Company. Executive shall perform such duties that are customarily associated with the position of CFO, as well as such duties and services described herein and as may be reasonably be requested from time to time by the Chief Executive Officer the (“CEO") and/or the Board of Directors of the Company (the “Board”). Executive shall report to the CEO and shall perform such other duties as may be assigned to Executive from time to time by the CEO and/or the Board.
(b)
During the Employment Term, Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities. Executive agrees not to engage in any other business or employment without the prior written consent of the CEO, except as otherwise specifically provided herein. Executive may perform uncompensated services in connection with either the management of personal investments or with nonprofit charitable or civic organizations, provided that such activities do not interfere with Executive’s duties pursuant to this Agreement. With the prior written approval of the CEO, such approval not to be unreasonably withheld, delayed or conditioned, Executive may serve on other corporate boards of directors.
(c)
Executive shall be subject to and required to follow (i) all applicable documented Company policies and procedures, including those set forth in the Company’s Employee Handbook and Code of Business Conduct and Ethics (each, as may be amended, replaced, or supplemented from time to time) or as otherwise communicated to employees; and (ii) all applicable laws and regulations as are in force from time to time.
(d)
Executive represents and warrants that (1) Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit his ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements, and (2) Executive’s employment with the Company does not violate the terms of any agreement to which he is a party.
4.
Compensation and Other Entitlements. As compensation for Executive’s services hereunder, the Company agrees to compensate Executive as follows:
(a)
Base Salary. During the Employment Term, Executive shall be paid an annualized base salary of $525,000.00 (“Base Salary”), or at such higher rate as may be determined from time to time by the CEO and approved by the Board or a committee of the Board. Such Base Salary shall be paid in accordance with the Company’s standard payroll practices.
(b)
Bonus Opportunities. Executive shall be eligible to participate in the Company’s Key Executive Incentive Compensation Plan with a cash bonus target of 80%, or such higher percentage as may be determined from time to time by the CEO, of Executive’s Base Salary, the terms of which require the approval of the Compensation Committee of the Board (“Compensation Committee”). Any bonus paid under this Section 4(b) will be paid less applicable deductions and withholdings and payable in accordance with the Company’s standard practices for the payment of annual bonuses. For the fiscal year ending January 3rd , 2026, Executive will be eligible for a full year cash bonus without proration from the Effective Date

(c)
One Time Sign-On Bonus. Executive shall receive a one-time sign-on bonus in the amount of $250,000.00. This amount will be paid within 30 days of your start. If you voluntarily leave the employ of the company except for Good Reason or are terminated for cause within the time frame below the related payback will be enforced:
(1)
Departure within the first twelve (12) months of your hire date you agree to pay back the sign-on bonus in its entirety.
(2)
Departure between twelve (12) and twenty-four (24) months of your hire date you agree to pay back 50% of the sign-on bonus

(d)
One Time Sign on Restricted Stock Grant (RSU)
(1)
Subject to the terms and conditions of the Onto Innovation 2020 Stock Plan, or updated plan that may occur govern the term of employment, and the approval of the Compensation Committee of the Board of Directors, you will receive a one- time, sign-on Restricted Stock Unit (“RSU”) grant with a value of $2,200,000.00, which will vest in equal installments over 3 years from the grant date.

(e)
Restricted Share Unit Award. Subject to the annual approval of the Compensation Committee, and the conditions of the Onto Innovation 2020 Stock Plan or any succeeding stock plan, Executive may receive an annual equity grant (“RSU Grant”) as part of his Key Executive Incentive Compensation Plan. The RSU Grant is typically made in the March timeframe and is awarded as follows:
(1)
Time-Based Vesting. Fifty percent (50%) of the shares shall be subject to time-based vesting (the “Time-Based RSUs”). The Time-Based RSUs will vest over three (3) years with one-third (1/3) of such Time-Based RSUs vesting on each of the first, second, and third anniversaries of the grant date. Except as set forth herein, such Time-Based RSUs are also subject to Executive’s continued employment through such vesting date and any other applicable Plan terms.
(2)
Performance-Based Vesting. Fifty percent (50%) of the original number of shares of the RSU Grant shall be subject to performance-based vesting (the “Performance-Based RSUs”). The Performance-Based RSUs will vest over three (3) years with one-half (1/2) of such Performance-Based RSUs vesting on each of the second and third anniversaries of the grant date provided that the Company’s stock performance meets applicable standards described in the Onto Innovation 2020 Stock Plan or other applicable plan terms. Except as set forth herein, such Performance-Based RSUs are also subject to Executive’s continued employment through such vesting date and any other applicable Plan terms.

Executive shall be eligible for his first Equity Grant in the Company’s Fiscal Year 2026. Once granted and any applicable agreements are completed, the Executive’s Restricted Share Unit Award will be governed by the terms of the Onto Innovation 2020 Stock Plan, the Grant, and any applicable award agreement, and not the terms of this Employment Agreement.

(f)
Benefits and Other Entitlements. During the Employment Term, the Company shall provide Executive with the right to participate in Company-sponsored employee benefit plans, programs and perquisites for which Executive is eligible, on the same basis (including co-payments, deductibles and premium sharing) as such benefits, programs and perquisites (if any) are generally available to other similarly situated employees of the Company. The Company may amend, modify or rescind any employee benefit plans, programs or perquisites and change employee contribution amounts or benefit costs without notice at its discretion, so long as any such amendment, modification, rescission or change applies to all similarly situated employees. Notwithstanding the foregoing, Executive’s benefits shall include reimbursement for tax preparation and an annual airline club membership. For the purposes of this subsection (f) and subsection (h) below of this Section 4, “similarly situated employees” shall mean principal executive officers or principal financial officers of the Company.
(g)
Business Expenses. During the Employment Term, the Company shall reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s customary policies applicable to senior executives.
(h)
Paid Time Off. During the Employment Term, Executive shall receive vacation time and sick leave in accordance with policies established by the Company that apply to similarly situated employees.
5.
Termination.
(a)
Termination of Employment. Executive’s employment under this Agreement shall terminate at the end of the Employment Term, unless renewed pursuant to Section 2 of this

Agreement or earlier terminated pursuant to this Section 5. Upon termination, Executive (or Executive’s estate, as applicable), shall be entitled to receive the compensation and benefits described in Section 6 below, or, if applicable, Section 7 below.
(1)
Death. Executive’s employment shall terminate upon Executive’s death;
(2)
Disability. The Company may terminate Executive’s employment upon his becoming disabled as provided in this Section 5 (“Disability” or “Disabled”). For purposes of this Agreement, Executive shall be “Disabled” if Executive is physically or mentally incapacitated so as to render Executive substantially incapable of performing his customary duties under this Agreement for a period of one hundred fifty (150) consecutive days or one hundred eighty (180) non-consecutive days in any twelve (12) month period, or that causes Executive to begin to receive long-term disability benefits under a Company plan. Except when Executive is receiving long-term disability benefits under a Company plan, Disability under this section shall be determined in good faith by the Board, provided that, if Executive disputes such determination of Disability, the Board may determine that Executive is Disabled based upon the opinion of a reputable physician (“Impartial Physician”) selected by the Board and reasonably acceptable to Executive or his representative, or failing reasonable acceptance thereof by Executive or his representative within ten (10) days of a written request by the Company to Executive, then an Impartial Physician designated by mutual agreement of a physician selected by Executive (or his representative) and a physician selected by the Company. The written opinion of such Impartial Physician as to the issue of Executive being Disabled shall be final and binding on the parties.
(3)
Termination by the Company for Cause. The Company may terminate Executive’s employment for “Cause.” Such termination shall be effective as of the date specified in the written Notice of Termination provided to the Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) conviction of a crime (including plea of nolo contendere) involving the commission by Executive of a felony (or its state law equivalent) or of a criminal act which by applicable law allows for imprisonment; (B) failure to adhere to the Company’s policies or practices or to meet the Company’s performance expectations, after ten (10) days’ written notice of such failure, specifying that the failure constitutes Cause (other than as a result of sickness, illness or injury); (C) fraud, embezzlement, dishonesty, or commission of any act of moral turpitude; (D) willful misconduct or gross negligence in connection with the business of the Company or an affiliate which has a material adverse effect on the Company or an affiliate; (E) Executive’s intentional and willful act or omission which is materially detrimental to the business or reputation of the Company; (F) breach of any of the covenants set forth in Section 8 of this Agreement; or (G) any material beach by Executive of any of Executive’s other obligations under this Agreement which is not remedied within ten (10) days’ written notice to Executive of such breach.
(4)
Termination by Executive for “Good Reason.” Executive may terminate his employment under this Agreement for “Good Reason” after providing a Notice of Termination to the Company and allowing a cure period as described in this subsection. For purposes of this Agreement, “Good Reason” means any of the following, without Executive’s written consent:
A.
a significant reduction by the Company in Executive’s total compensation achievable under the various components of such compensation, including annual base salary, incentive compensation, equity compensation and/or other benefits provided hereunder during the Term (provided that a reduction in incentive compensation or equity compensation as a result of a failure to achieve applicable performance goals shall not be deemed Good Reason);
B.
a material reduction in duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction (other than where the reduction in such duties, authorities, or responsibilities relates to an assumption of duties, authorities, or responsibilities of a different sort but of an equivalent level within the Company).
C.
a material breach by the Company of its obligations under this Agreement; or
D.
a relocation of Executive’s assigned office location to a facility that is more than fifty (50) miles from its current location and that materially increases Executive’s one-way driving distance from Executive’s principal personal residence to such office location at which Executive is required to perform services (except for required business travel to the extent consistent with Executive’s prior business travel obligations).

To be treated as resigning for Good Reason, Executive must provide written notice to the Company effective within sixty (60) days after the first occurrence of such event, notifying the Company of the “Good Reason;” provide the Company with at least thirty (30) days to correct the purported Good Reason; and actually resign effective within sixty (60) days after the earlier of the date the Company provides written notice that it will not correct the Good Reason or the end of the cure period.

(5)
Termination Without Cause by Company; Termination without Good Reason by Executive. The Company may terminate Executive’s employment at any time without Cause. In addition, in the event that the Company gives a notice of non-extension of the Employment Term pursuant to Section 2 and such non-extension is not in connection with a termination of Executive’s employment by the Company under Section 5(a)(1), (2) or (3), then such notice of non-extension of the Employment Term shall be treated as a termination of Executive’s employment by the Company without Cause under this Section 5 effective as of the end date of the Employment Term or such earlier date as may be specified by the Company in such notice. In the event Executive (and not the Company) gives a notice of non-extension of the Employment Term pursuant to Section 2, then such notice shall be treated as a termination of Executive’s employment by Executive without Good Reason. Executive may terminate his employment with the Company without Good Reason at any time upon not less than ninety (90) days’ prior written notice to the Company.
(6)
Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than by reason of Executive’s death) shall be communicated by delivery of a written notice of termination to the other party in accordance with Section 15 below (“Notice of Termination”).
(7)
Termination Date. The effective date of Executive’s termination of employment (“Termination Date”) shall be:
A.
in the event of Executive’s death, the date of death;
B.
in the event of termination for Executive being Disabled, the date specified in the Notice of Termination;
C.
in the event of termination for Cause, the date specified in the Notice of Termination;
D.
in the event of termination by Executive for Good Reason, the date specified in the Notice of Termination in accordance with Section 5(a)(4) or such later date as may be mutually agreed upon by the parties; and
E.
in the event of any other termination, the last day of the sixty (60) day period beginning on the date on which written Notice of Termination is given (or, in the case of a notice of non-extension under Section 2 above or notice of termination without Good Reason by the Executive under Section 5(a)(5), ninety (90) days), or such earlier date as may be specified by the Company in writing, or such later date as may be mutually agreed by the parties.
(8)
Resignation as Officer and Director. Upon Executive’s termination or cessation of employment with the Company for any reason, Executive shall without further action be deemed to have resigned (and, for all purposes, Executive’s execution of this Agreement shall be deemed written acknowledgment by Executive of such resignation) (i) if a member, from the Board and from the board of directors of any affiliate of the Company or any other board to which Executive has been appointed or nominated by or on behalf of the Company, (ii) from any position with the Company or any affiliate of the Company, including, but not limited to, as an officer of the Company or any of its affiliates, and (iii) as a fiduciary of any employee benefit plan of the Company or any of its affiliates.
(9)
Cessation of Services. Upon any notice of termination (including a notice of non-extension) by Executive or the Company, the Company may, at the Company’s sole discretion, direct Executive, and Executive shall comply with such directive, to immediately (i) terminate his employment with the Company effective as of a stated date earlier than any notice of termination date, (ii) discontinue rendering services or acting as an executive or representative for the Company, and/or (iii) cease being present at Company premises.
6.
Compensation Following Termination of Employment.
(a)
Termination Not in Connection with a Change in Control Event. In the event Executive’s employment is terminated by the Company without Cause during the Employment Term, or Executive terminates his employment for Good Reason, or in the event Executive’s employment is terminated for Cause under section 5(a)(3)(B), on the basis that Executive failed to adhere to the Company’s policies or practices or to meet the Company’s performance expectations, and such failure is not cured as described above, then in addition to all other payments and benefits to which Executive shall be entitled under this Agreement:
(1)
Company shall pay Executive an amount that is one (1) time Executive’s annual Base Salary at the rate in effect on Executive’s Termination Date, which amount shall be paid to Executive in substantially equal installments for a period of twelve (12) months following the effective date of Executive’s termination of employment under this Agreement, in accordance with the Company’s standard payroll practices for senior executives, subject to the Delay Period under Section 10 of this Agreement.
(2)
Executive will also be entitled to receive a pro rata incentive compensation payment for the calendar year in which such employment termination occurs under the Company’s Annual Cash Incentive Plan based on the actual results for the calendar year, pro-rated based on the number of days during the calendar year that Executive was employed by the Company prior to the Termination Date over the total number of days in the calendar year (the “Pro Rata Bonus”), payable when the annual incentive compensation payments for such plan are paid to the Company’s other senior executives under the Annual Cash Incentive Plan; provided that, for purposes of employment termination under this Section 6(b), achievement against the applicable financial performance goals for such performance period will be determined in good faith by the Company after eliminating any negative impact on such financial performance achievement of any non-recurring costs or charges accrued for such applicable performance period which are attributable to any such Change in Control transaction.
(3)
With respect to any Company equity incentive awards granted to Executive on or after the Effective Date and which would have vested during the twelve (12) month period following the date of Executive’s termination of employment under this Section 6(a), each then outstanding stock option to purchase shares of Company common stock and each then outstanding stock appreciation right shall become immediately and fully vested and exercisable and, notwithstanding any term or provision thereof to the contrary, shall remain exercisable until the first to occur of the second (2nd) anniversary of the Termination Date under this Section 6(a) or the original expiration date of such option or stock appreciation right.

Except as provided in this Section 6(a), Section 6(h) below shall apply to all equity incentive awards (of any type or nature including time-based awards) granted on or after the Effective Date and which are outstanding as of the Termination Date.

(b)
Termination in Connection with a Change in Control Event. In the event that, upon a Change in Control or during the eighteen (18) month period immediately following a Change in Control, Executive’s employment is terminated by the Company without Cause (and not for death or Disability) or Executive terminates his employment for Good Reason, then:
(1)
Company shall pay Executive an amount that is one (1) time Executive’s annual Base Salary at the rate in effect on the date of the Notice of Termination plus an amount that is one (1) time the rate of Executive’s then “target” annual cash compensation bonus under the Annual Cash Incentive Plan as then established and in effect for Executive as of the date of the Notice of Termination, which aggregate amount shall be paid to Executive in substantially equal installments for a period of twelve (12) months following the effective date of Executive’s termination of employment under this Agreement, in accordance with the Company’s standard payroll practices for senior executives, subject to the Delay Period under Section 10 of this Agreement.
(2)
Executive will also be entitled to receive a pro rata incentive compensation payment for the calendar year in which such employment termination occurs under the Company’s Annual Cash Incentive Plan based on the actual results for the calendar year, pro-rated based on the number of days during the calendar year that Executive was employed by the Company prior to the Termination Date over the total number of days in the calendar year (the “Pro Rata Bonus”), payable when the annual incentive compensation payments for such plan are paid to the Company’s other senior executives under the Annual Cash Incentive Plan; provided that, for purposes of employment termination under this Section 6(b), achievement against the applicable financial performance goals for such performance period will be determined in good faith by the Company after eliminating any negative impact on such financial performance achievement of any non-recurring costs or charges accrued for such applicable performance period which are attributable to any such Change in Control transaction.
(3)
With respect to any Company equity incentive awards granted to Executive on or after the Effective Date and which are outstanding as of the date of Executive’s termination of employment under this Section 6(b), the following shall apply:
A.
each then outstanding stock option to purchase shares of Company common stock and each then outstanding stock appreciation right shall become immediately and fully vested and exercisable and, notwithstanding any term or provision thereof to the contrary, shall remain exercisable until the first to occur of the second (2nd) anniversary of the Termination Date under this Section 6(b) or the original expiration date of such option or stock appreciation right; and
B.
all other then outstanding equity incentive awards (including, without limitation, restricted stock units) granted on or after the Effective Date shall become immediately vested, and will be paid within forty-five (45) days after the Termination Date, provided that any performance-based equity awards (including performance-based restricted stock units) will vest, and be so paid, in the “target” number of shares which are subject to such performance-based award.
(4)
For purposes of this Agreement, a “Change in Control” means
A.
the acquisition by any one person or entity, or more than one person or entity acting as a group (a “Person”), of beneficial ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this Section 6(b)(6), the following acquisitions will not constitute a Change in Control: (i) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, (ii) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of this Section;
B.
such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated, elected, or approved subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination, election, or approval or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board, unless such person’s treatment as a Continuing Director is later approved in the same manner as set forth above (i.e., by at least a majority of the pre-approval Continuing Directors);
C.
the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the then-outstanding shares of common stock of the Company and then-outstanding securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than seventy-five percent (75%) of the beneficial interest in the outstanding securities of the surviving entity or its parent entity and more than seventy-five percent (75%) of the voting securities in such entity (in each case determined immediately after such merger or consolidation) in such Business Combination (which shall include, without limitation, an entity that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the then-outstanding share of common stock of the Company and then-outstanding securities of the Company entitled to vote generally in the election of directors, respectively; (ii) the individuals who were members of the Board of Directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation, reorganization, recapitalization or share exchange constitute at least fifty percent (50%) of the members of the board of directors or other governing body of the Acquiring Entity; and (iii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Entity) beneficially owns, directly or indirectly, securities that represent immediately after such merger or consolidation more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination);

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Company.

In addition, to the extent required for compliance with Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, as determined under Treasury Regulations Section 1.409A-3(i)(5).

(c)
In the event that at any time (whether prior to or upon or following a Change in Control) Executive’s employment is terminated by the Company without Cause (and not under Section 7) or Executive terminates his employment for Good Reason, Executive shall also be entitled to the following: Subject to Executive’s and/or his covered dependents’, as applicable, timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Executive’s or his covered dependents’, as applicable, continued copayment of premiums at the same level and cost as if Executive were an active employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s (or its successor’s) group health and medical insurance plans for Executive and his covered dependents (to the extent permitted under applicable law and the terms of such plan), in a manner intended to comply with the requirements of Section 4980D of the Code, for a period through the earliest of (A) twelve (12) months following the Termination Date (the “Continuation Period”), (B) the applicable period that Executive and/or his covered dependents, as applicable, are eligible for continuation coverage under COBRA,(C) Executive becoming eligible for coverage under the group health and medical insurance plans of a subsequent employer, and (D) Executive and/or his covered dependents reach age sixty-five (65).
(d)
Upon termination of Executive’s employment under this Agreement for any reason, Executive (or his estate, as the case may be) shall also be entitled to receive the following compensation:

(1)
Earned but Unpaid Compensation. The Company shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed under this Agreement.
(2)
Other Compensation and Benefits. Except as may otherwise be provided under this Agreement, any accrued vested benefits to which Executive may be entitled pursuant to any retirement, deferred compensation, vacation or paid-time-off benefit plan referred to in this Agreement shall be determined and paid in accordance with the terms and subject to the conditions of such benefit plan.
(e)
Release of Claims. Notwithstanding any other provision of this Agreement, the payments and benefits payable to Executive pursuant to Sections 6 and 7 shall be subject to, and shall be contingent upon, the execution and delivery by Executive (or his beneficiary or estate, as applicable), and non-revocation, of a release of all claims in favor of the Company and all of its affiliates in form and substance reasonably acceptable to the Company.
(f)
No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall any payment hereunder be reduced by any compensation earned by Executive as a result of any subsequent employment (except in connection with COBRA benefits provided under Section 6(c) or Section 7(b)).
(g)
Prior Equity Incentive Awards Which Are Outstanding As of the Effective Date. For the avoidance of doubt, with respect to Executive’s equity incentive awards from the Company granted prior to the Effective Date and which are outstanding as of the Effective Date of this Agreement, the vesting, payment and forfeiture of all such previously-granted equity incentive awards shall be governed by the terms of this Agreement, to the extent applicable, and by the terms and conditions of the respective award agreements for such previously-granted equity incentive awards.
(h)
Termination of Equity Incentive Awards. To the extent not vested pursuant to this Section 6, all equity incentive awards granted on or after the Effective Date and outstanding at the time of any termination of Executive’s employment by the Company (with or without Cause) or termination of employment by Executive (with or without Good Reason) shall terminate as of the Termination Date therefor, except only as may otherwise be provided in this Agreement or any applicable Company equity incentive award agreement granted to Executive.
(i)
Except as provided in Section 6 and 7 of this Agreement, as applicable, or as required by law, Executive shall not be entitled to any compensation or benefits from the Company upon any termination or cessation of his employment with the Company.
7.
Benefits Payable Following Death or Disability.
(a)
Death. In the event that Executive’s employment is terminated by reason of his death, his estate shall receive (1) Executive’s full Base Salary at the rate in effect on the date of Executive’s death, as if his employment had continued for the three (3) months following Executive’s death, such payments to be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment, (2) subject to Executive’s covered dependents’ timely election of continuation coverage under COBRA, and Executive’s covered dependents’ continued copayment of premiums at the same level and cost as if Executive were an active employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation for Executive’s covered dependents in the Company’s group health and medical insurance plans (to the extent permitted under applicable law and the terms of such plan), in a manner intended to comply with the requirements of Code Section 4980D, for a period of six (6) months following Executive’s death, subject to Executive’s covered dependents remaining eligible for COBRA coverage during such period, and (3) the Pro Rata Bonus, payable when the annual incentive compensation payments are paid to the Company’s other senior executives under the Annual Cash Incentive Plan.
(b)
Disability. In the event that Executive’s employment is terminated by reason of his being Disabled in accordance with Section 5above, Executive shall receive (1) Executive’s Base Salary at the rate in effect on his Termination Date, as if his employment had continued through the end of the month of such termination (the “Disability Payment”); (B) subject to Executive’s and/or his covered dependents’, as applicable, timely election of continuation coverage under COBRA, and Executive’s or his covered dependents’, as applicable, continued copayment of premiums at the same level and cost as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s health and medical insurance plans for Executive and his covered dependents (to the extent permitted under applicable law and the terms of such plan), in a manner intended to comply with the requirements of Code Section 4980D, for a period that is the shorter of (i) six (6) months, (ii) the applicable period that Executive and/or his covered dependents, as applicable, are eligible for continuation coverage under COBRA and (iii) Executive becoming eligible for coverage under the health and medical insurance plans of a subsequent employer, and (C) the Pro Rata Bonus, payable when the annual incentive compensation payments are paid to the Company’s other senior executives under the Annual Cash Incentive Plan. Any Disability Payment shall be made at the same time and in the same manner as such compensation had been paid prior to such Termination Date, subject to any applicable Delay Period under Section 10 of the Agreement.
(c)
Equity Vesting on Death or Disability. With respect to any Company equity incentive awards which are granted to Executive on or after the Effective Date (“New Equity Awards”) and which are outstanding as of the Termination Date due to death under Section 7(a) or Disability under Section 7(b), the following shall apply to such New Equity Awards:
(1)
Stock Options (Death or Disability). Each then outstanding stock option to purchase shares of Company common stock and each then outstanding stock appreciation right shall become immediately and fully vested and exercisable and, notwithstanding any term or provision thereof to the contrary, shall remain exercisable until the first to occur of the first (1st) anniversary of such Termination Date under this Section 7 or the original expiration date of such option or stock appreciation right;
(2)
Termination Due to Death. Upon termination of Executive’s employment due to death, all other then outstanding New Equity Awards (including, without limitation, restricted stock units) which, by their respective terms, would have vested within twelve (12) months of such Termination Date had Executive continued in employment for that period, shall become immediately vested, and paid within forty-five (45) days of such Termination Date, except that only performance-based equity awards (including performance-based restricted stock units) for which the remaining performance period at the time of such Termination Date is twelve (12) months or less will vest under this clause (B) and be paid and then only to the extent that the performance goals applicable to any such performance-based equity award are achieved over such performance period, with payment of any such vested performance-based equity award to occur within two and one-half months following the end of the applicable performance period;

(3)
Termination Due to Disability. Upon termination of Executive’s employment due to Disability, all other then outstanding New Equity Awards (including, without limitation, restricted stock units) which, by their respective terms, would have vested within twelve (12) months of such Termination Date had Executive continued in employment for that period, shall become immediately vested, except that only performance-based equity awards (including performance-based restricted stock units) for which the remaining performance period at the time of such Termination Date is twelve (12) months or less will vest and then only to the extent that the performance goals applicable to any such performance-based equity award are achieved over such performance period; payment of all equity awards which vest under this clause (C) (including both non-performance-based equity awards and performance-based equity awards) shall be paid on the same dates as otherwise payable under such award, without change in payment date due to earlier vesting under this clause (C).

To the extent not vested pursuant to clause (A), (B) or (C) above, all New Equity Awards of Executive outstanding at the time of the termination of employment due to death or Disability under this Section 7 shall terminate as of the Termination Date due to death or Disability, except only as may otherwise be provided in any applicable Company equity incentive award agreement granted to Executive.

8.
Restrictive Covenants, Confidentiality and Obligation to Cooperate.
(d)
Non-Competition. Executive covenants and agrees that at all times during the Employment Term and for a period of twelve (12) months after the cessation of Executive’s employment with the Company for any reason other than termination by the Company without Cause or layoff, unless the Company at its sole discretion gives its prior written consent to such activity by Executive, Executive will not, directly or indirectly, engage in, assist, or have any active interest or involvement whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder or other equity holder (excluding holdings of less than 2% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in “Competitive Business” with the Company. In the event Executive has breached his fiduciary duty to the Company, or has taken, physically or electronically, confidential or proprietary Company information, the twelve (12) month period described above shall instead be twenty-four (24) months from the end of the Employment Term.

For purposes of this Agreement, “Competitive Business” with the Company means (1) any activity which involves the sale, distribution, design and/or manufacturing of precision film thickness measurement instruments, defect and yield metrology tools, advanced packaging lithography equipment or data analysis systems for use in the semiconductor manufacturing industry; and (2) any other business in which the Company is engaged during the Employment Term or proposed to engage under plans being developed during the Employment Term, in each case, under clause (1) or (2) above, within any geographical area in which the Company engages in business. Executive acknowledges and agrees that, in his role as CFO, he will have a material presence or influence in any geographical area in which the Company engages in business.

The Company may elect to enforce the provisions of this Section 8(a) or waive them at its sole discretion. If the Company elects to waive the provisions of this Section 8(a), the Company will provide Executive written notice of such waiver on or before the last day of Executive’s employment with the Company pursuant to an involuntary termination, or within one (1) week after the Company’s receipt of written notice from Executive of Executive’s resignation. If the Company does not elect to waive the provisions of this Section 8(a), and the Executive is not entitled to

Compensation following Termination of Employment under Section 6 of this Agreement, then, in lieu of garden leave, Company and Executive have mutually agreed that a one-time payment of $231,750 (“mutually-agreed consideration”) will be made on the next regular payroll date following termination of his employment and is subject to all applicable withholdings. Executive acknowledges and agrees that the mutually agreed upon consideration includes consideration for Executive’s agreement to the obligations in this Section 8 and, in addition to the other rights and entitlements set forth in this Agreement, constitutes fair and reasonable consideration for such obligations.

For avoidance of doubt, the Company’s failure to timely waive the provisions of this Section 8(a) shall be construed as its election to enforce the provisions of this Section. For avoidance of any further doubt, if the Company elects to waive the provisions of this Section 8(a), or the Company is otherwise prohibited by law or a court from enforcing the provisions of this Section, Executive will not be subject to the restrictions in this Section nor will he be entitled to the Mutually-agreed Consideration.

(e)
Non-Solicitation. Executive covenants and agrees that at all times during the Employment Term and for twelve (12) months thereafter (the “Non-Solicitation Period”), Executive shall not, directly or indirectly through another person or entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee of the Company, including without limitation, inducing or attempting to induce any employee, group of employees or any other person or persons to interfere with the business or operations of the Company, (ii) hire any person who was an employee of the Company at any time during the one (1) year period prior to the termination of Executive’s employment, or (iii) induce or attempt to induce, whether directly or indirectly, any customer, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, distributor, licensee or business relation and the Company.
(f)
Non-Disparagement. Executive covenants and agrees that during the course of his employment with the Company or for a period of three (3) years thereafter, and except as required in connection with any testimony to any government agency or in connection with any legal proceedings, Executive shall not, directly or indirectly, in public or private, disparage, or make any remarks that would reasonably be expected or construed to defame or disparage, the Company or any of its executives, employees, or members of its Board, nor shall Executive assist any other person, firm or company in so doing.
(g)
Confidentiality. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose, or communicate to any person, other than in the course of Executive’s duties and for the benefit of the Company, either during the period of Executive’s employment with the Company or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company whether the foregoing shall have been obtained by Executive during Executive’s employment by the Company (or any predecessors) or otherwise. The foregoing shall not apply to information that Executive can establish (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(h)
Obligation to Cooperate. Both during and after the Employment Term, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession, and cooperate with the Company, as may reasonably be requested by the Company (and, after the Employment Term, subject to Executive’s obligations with respect to any new employment or business activity) in connection with any investigation or litigation in which the Company or any affiliate is or may become a party. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in fulfilling Executive’s obligations under this Section.
(i)
As used in this Section 8, the term Company includes its “affiliates,” which for all purposes of this Agreement includes any person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
(j)
Right to Injunction. Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company. Executive acknowledges that a breach of the covenants set forth in this Section 8 will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the covenants set forth in this Section 8 by Executive, Executive and the Company agree that the Company shall be entitled, in addition to remedies otherwise available to it at law or equity (including without limitation ceasing any payments under Section 6 or 7 of this Agreement and recovering back any payments then made under Section 6 or 7), to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.
(k)
Acknowledgments and Severability and Separability of Covenants. The parties acknowledge that the type and periods of restriction imposed in Section 8 are fair and reasonable and are reasonably required for the protection of the Company; and that the time, scope and other provisions of this Section 8 have been specifically negotiated by the parties. Executive specifically acknowledges that the restrictions contemplated by this Agreement will not prevent him from being employed or earning a livelihood. The covenants contained in this Section 8 constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in this Section 8 are not permitted by applicable laws, Executive and the Company agree that such covenants shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.
(l)
Notwithstanding any other provision of this Agreement, nothing contained in this Section 8 is intended to or shall in any way limit or prohibit Executive or waive any right of Executive, without any notice to or authorization or consent of the Company, to initiate or engage in any communications with, respond to any inquiries from, or otherwise provide any information to, any federal or state regulatory, self-regulatory or enforcement agency or authority regarding possible violations of federal or state law or regulation including without limitation to the EEOC or any similar state agency or under any whistleblower provisions of federal or state law or regulation, or to testify truthfully in any civil litigation.
9.
Code Section 280G.

(a)
If the benefits described in Sections 6 or 7, as applicable, would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), Executive shall either, at his option: (i) pay the Excise Tax, or (ii) have the benefits reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
(b)
Unless Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by Company’s independent public accountants or other nationally-recognized accounting firm or executive compensation/benefits consulting firm in each case as shall be reasonably selected by Executive (“Accounting/Benefits Firm”), whose determination shall be conclusive and binding upon Executive and Company for all purposes. For purposes of making the calculations required by this Section, the Accounting/Benefits Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. Company and Executive shall furnish to the Accounting/Benefits Firm such information and documents as the Accounting/Benefits Firm may reasonably request in order to make a determination under this Section. Company shall bear all fees and costs of the Accounting/Benefits Firm in connection with the calculations and determinations contemplated by this Section.
10.
Code Section 409A.
(a)
Although the Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits paid in accordance with the terms and conditions of this Agreement, it is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be administered and interpreted to be in compliance therewith. The parties agree to reasonably cooperate to take all further actions necessary to satisfy the requirements of Code Section 409A.
(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the providing of any benefit made subject to this Section 10(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service,” and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)
All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Executive shall be paid at the time provided by the Company’s applicable policies and customary practices, but in no event shall be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits to be provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(d)
In the event that any payment is determined to be payable to Executive under this Agreement or any other agreements and such payment is conditioned upon Executive’s executing and delivering (and not thereafter revoking) a release of claims, then if the period during which Executive is entitled to consider the release of claims (and to revoke the release, if applicable) spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (i) the end of any revocation period (assuming that Executive does not revoke) or (ii) the first business day of the second calendar year (regardless of whether Executive used the full time period allowed for consideration), all as required for purposes of Code Section 409A.
11.
Return of Company Materials. At the time of the termination of Executive’s employment, for any reason whatsoever, or at any other time requested by the Company, Executive agrees to return to the Company all versions and copies of Company information, materials and documents, Company equipment and Company property in Executive’s possession or control relating to work done for the Company or relating to the business of the Company. Executive also agrees to return to the Company all copies of materials concerning past, present and future or potential clients, customers, products, and/or services. Executive also agrees to return to the Company all inventory, equipment and materials provided to him by the Company or customers or suppliers of the Company including, but not limited to, all copies of customer and/or supplier lists, customer and/or supplier prospect material, teaching and instruction materials, price lists, rate structures, inventory, equipment and software owned, licensed or developed by the Company for any purpose in any form.
12.
Trade Secrets; Inventions.
(a)
The Company shall be entitled to all of the benefits, profits, results and work product arising from or incident to all work, services, advice and activities of Executive in connection with his employment with the Company, including without limitation all rights in inventions (as set forth below), trademark or trade name creations, and copyrightable materials. Executive agrees to communicate promptly and fully to the Company all inventions, discoveries, improvements or designs conceived or reduced to practice by Executive during the period of his employment with the Company (alone or jointly with others), and, except only as provided in this Section, Executive will and hereby does assign to the Company and/or its nominees all of Executive’s right, title and interest in such inventions, discoveries, improvements or designs and all of his right, title and interest in any patents, patent applications or copyrights based thereon without obligation on the part of the Company or any of its affiliates to make any further compensation, royalty or payment to Executive. Executive further agrees to assist the Company and/or its nominees (without charge but at no expense to Executive) at any time and in every proper way to obtain and maintain for its and/or their own benefit, patents for all such inventions, discoveries and improvements and copyrights for all such designs.
(b)
This Agreement does not obligate Executive to assign to the Company any invention, discovery, improvement or design for which no equipment, supplies, facility or trade secret information of the Company or any of its affiliates was used and which was developed entirely on Executive’s own time, and (1) which does not relate (A) directly to the business of the Company or any of its affiliates, or (B) to the Company’s or any of its affiliates’ actual or demonstrably anticipated research or development, and (2) which does not result from any work performed by Executive for the Company or any of its affiliates.
(c)
Executive acknowledges that any documents, drawings, computer software or other work of authorship prepared by Executive within the scope of his employment is a “work made for hire” under U.S. copyright laws and that, accordingly, the Company exclusively owns all copyright rights in such works of authorship. For purposes of this paragraph, “scope of employment” means that the work of authorship (1) relates to any subject matter pertaining to his employment, (2) relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, projects or confidential information of the Company or any of its affiliates, or (3) involves the use of any time, material or facility of the Company or any of its affiliates.
(d)
Executive will not bring or disclose to the Company, use in its business, or cause it to use any information, material or intellectual property which is confidential or proprietary to any third party, including any previous employer or others, without that third party’s written authorization.
13.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the doctrine of conflicts of law. Subject to Section 14 below, the parties consent to the exclusive jurisdiction of the federal and state courts of the Commonwealth of Massachusetts.
14.
Resolution of Disputes.
(a)
Except for disputes arising out of Section 8 of this Agreement and unless otherwise prohibited by law, any controversy or claim or defense arising out of or relating to this Agreement, including but not limited to claims for wrongful termination, discrimination, harassment, hostile work environment, retaliation, breach of contract, or wage and hour violations, or any breach or asserted breach of this Agreement (other than seeking equitable relief such as specific performance and/or injunctive relief), shall be resolved by binding arbitration before a single arbitrator to be held in Boston, Massachusetts, except as otherwise agreed in writing by the parties, in accordance with the rules and procedures of the American Arbitration Association (“AAA”). Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs, expenses and fees, including, without limitation, attorney’s fees with respect to any such arbitration. The cost of the arbitrator shall be paid by the Company. The arbitrator shall be bound by this Agreement and shall have no authority to add to, subtract from, alter, amend or modify any provision of this Agreement. Judgment upon any resulting arbitration may be entered in any court of competent jurisdiction.
(b)
In connection with any dispute arising out of Section 8 of this Agreement, the parties irrevocably consent to the exclusive jurisdiction and venue of the Business Litigation Section of the Superior Court in Suffolk County, Massachusetts.
(c)
Other than disputes arising out of Section 8 of this Agreement, the only exceptions to binding arbitration shall be for claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for medical and disability benefits or other forms of compensation under state workers’ compensation law, claims for unemployment insurance, or other claims that are not subject to arbitration under law, including but not limited to sexual harassment claims (meaning conduct that is alleged to constitute sexual harassment under applicable federal, state or tribal law), sexual assault claims (meaning a nonconsensual sexual act or sexual contact as defined by 18 U.S.C. section 2246 or similar state or tribal law, including when the victim lacks the capacity to consent), and/or retaliation for reporting alleged sexual harassment and/or sexual assault brought under state or federal law, unless Executive voluntarily elects to submit such claims to arbitration.
(d)
Executive understands that nothing herein shall prevent him from filing a charge or complaint with any agency of the government of the United States, the United States Equal Employment Opportunity Commission or a similar state or local agency that allows Executive to file an administrative charge or complaint.
15.
Notices. Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by a nationally-recognized overnight carrier (with receipt of delivery confirmed), or by hand delivery, to the party listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To The Company:

16 Jonspin Road

Wilmington, MA 01887

Attention: Chief Executive Officer

With copy to:

Office of General Counsel
16 Jonspin Road

Wilmington, MA 01887

To Executive: at the last address shown on the records of the Company maintained by the Company’s Human Resources Department with a copy to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention: Minh Van Ngo

E-mail: mngo@cravath.com

16.
Miscellaneous Provisions.
(a)
Without limiting any other term of this Agreement, Executive hereby agrees to abide by and to be subject to (i) any compensation clawback policy adopted by the Board from time to time under the Sarbanes-Oxley Act or the Dodd-Frank Act which may require the Officer to forfeit or repay any benefits provided hereunder that are based upon a bonus or incentive compensation, or performance based equity compensation, in the event of a restatement of the Company’s publicly disclosed accounting statements or other illegal act and (ii) any other policy adopted by the Board pursuant to the Sarbanes-Oxley Act, the Dodd-Frank Act or any other similar current or future applicable federal or state law, rule or regulation..
(b)
The Section headings contained herein are for references purposes only.
(c)
Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, represen6tatives, successors and assigns.
(d)
This Agreement is personal in nature and neither this Agreement nor any rights hereunder may be assigned by Executive without the prior written consent of the Company. The Company may freely assign this Agreement in connection with any sale of all or substantially all the assets of the Company or the transfer of control or combination of the Company by or with one or more of its equity owners or other entities.
(e)
No waiver of any breach of this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no waiver shall be deemed a waiver of any subsequent breach of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(f)
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
(g)
This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(h)
Executive, at the request of the Company, agrees to promptly perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions and purposes of this Agreement.
(i)
All remedies, rights, powers and privileges, either under this Agreement or by law or otherwise afforded the parties to this Agreement, shall be cumulative and shall not be exclusive of any remedies, rights, powers and privileges provided by law. Each party hereto may exercise all such remedies afforded to it in any order or priority.

(j)
In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
(k)
Executive acknowledges and agrees that he was provided this Agreement at least ten (10) days before the Effective Date and that he was provided the opportunity to consult with counsel prior to the execution of this Agreement.
(1)
All payments and benefits to or on behalf of Executive in connection with this Agreement will be subject to all required withholding of federal, state and local income and employment taxes and to related reporting requirements.
17.
Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. This Agreement may not be amended except by a written agreement signed by both parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

EXECUTIVE: THE COMPANY:

___/s/ Brian Roberts ___________ By: ___/s/ Mike Plisinski_______

Brian Roberts Name: Mike Plisinski

Title: Chief Executive Officer